Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-197577

Issuer Free Writing Prospectus, dated November 16, 2015

Lockheed Martin Corporation

Pricing Term Sheet

November 16, 2015

	1.85% Notes due 2018	2.50% Notes due 2020	3.10% Notes due 2023	3.55% Notes due 2026	4.50% Notes due 2036	4.70% Notes due 2046

Issuer:	Lockheed Martin Corporation	Lockheed Martin Corporation	Lockheed Martin Corporation	Lockheed Martin Corporation	Lockheed Martin Corporation	Lockheed Martin Corporation

Security Type:	Senior Unsecured	Senior Unsecured	Senior Unsecured	Senior Unsecured	Senior Unsecured	Senior Unsecured

Trade Date:	November 16, 2015	November 16, 2015	November 16, 2015	November 16, 2015	November 16, 2015	November 16, 2015

Settlement Date (T+5)**:	November 23, 2015	November 23, 2015	November 23, 2015	November 23, 2015	November 23, 2015	November 23, 2015

Interest Payment Dates:	May 23 and November 23, beginning on May 23, 2016	May 23 and November 23, beginning on May 23, 2016	January 15 and July 15, beginning on July 15, 2016	January 15 and July 15, beginning on July 15, 2016	May 15 and November 15, beginning on May 15, 2016	May 15 and November 15, beginning on May 15, 2016

Expected Ratings*:	Baa1/BBB+/BBB+	Baa1/BBB+/BBB+	Baa1/BBB+/BBB+	Baa1/BBB+/BBB+	Baa1/BBB+/BBB+	Baa1/BBB+/BBB+

Size:	$750,000,000	$1,250,000,000	$500,000,000	$2,000,000,000	$500,000,000	$2,000,000,000

Maturity:	November 23, 2018	November 23, 2020	January 15, 2023	January 15, 2026	May 15, 2036	May 15, 2046

Coupon:	1.85% per annum, accruing from November 23, 2015	2.50% per annum, accruing from November 23, 2015	3.10% per annum, accruing from November 23, 2015	3.55% per annum, accruing from November 23, 2015	4.50% per annum, accruing from November 23, 2015	4.70% per annum, accruing from November 23, 2015

Price to Public:	99.829% of face amount, plus accrued interest, if any, from November 23, 2015	99.641% of face amount, plus accrued interest, if any, from November 23, 2015	99.361% of face amount, plus accrued interest, if any, from November 23, 2015	99.228% of face amount, plus accrued interest, if any, from November 23, 2015	98.124% of face amount, plus accrued interest, if any, from November 23, 2015	98.519% of face amount, plus accrued interest, if any, from November 23, 2015

Yield to Maturity:	1.909%	2.577%	3.200%	3.641%	4.643%	4.793%

Spread to Benchmark Treasury:	+72 basis points	+92 basis points	+117 basis points	+137 basis points	+157 basis points	+172 basis points

Benchmark Treasury:	1.250% due November 15, 2018	1.375% due October 31, 2020	1.875% due October 31, 2022	2.250% due November 15, 2025	2.875% due August 15, 2045	2.875% due August 15, 2045

Benchmark Treasury Price and Yield:	100-053/4 / 1.189%	98-211/4 / 1.657%	99-00 / 2.030%	99-26 / 2.271%	96-05 / 3.073%	96-05 / 3.073%

Optional Redemption:	Callable at any time at the greater of (a) 100% of the principal amount and (b) the make-whole price of T+15 basis points

Prior to October 23, 2020 (one month prior to the maturity date), callable at the greater of (a) 100% of the principal amount and (b) the make-whole price of T+15 basis points

Callable at par on or after October 23, 2020

Prior to November 15, 2022 (two months prior to the maturity date), callable at the greater of (a) 100% of the principal amount and (b) the make-whole price of T+20 basis points

Callable at par on or after November 15, 2022

Prior to October 15, 2025 (three months prior to the maturity date), callable at the greater of (a) 100% of the principal amount and (b) the make-whole price of T+20 basis points

Callable at par on or after October 15, 2025

Prior to November 15, 2035 (six months prior to the maturity date), callable at the greater of (a) 100% of the principal amount and (b) the make-whole price of T+25 basis points

Callable at par on or after November 15, 2035

Prior to November 15, 2045 (six months prior to the maturity date), callable at the greater of (a) 100% of the principal amount and (b) the make-whole price of T+30 basis points

Callable at par on or after November 15, 2045

CUSIP #:	539830 BJ7	539830 BF5	539830 BG3	539830 BH1	539830 BK4	539830 BL2

ISIN #:	US539830BJ76	US539830BF54	US539830BG38	US539830BH11	US539830BK40	US539830BL23

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Credit Agricole Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Mizuho Securities USA Inc.

Wells Fargo Securities, LLC

Joint Lead Managers:	Lloyds Securities Inc. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	ANZ Securities, Inc. Barclays Capital Inc. RBC Capital Markets, LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC UniCredit Capital Markets LLC

Co-Managers:

Academy Securities, Inc.

Blaylock Beal Van LLC

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Brandford Shank & Co., L.L.C.

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	The issuer expects that delivery of the notes will be made to investors on or about November 23, 2015, which will be the fifth business day following the date of this pricing term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC that are incorporated by reference in the prospectus for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll free, at 1-800-831-9146, Goldman, Sachs & Co., toll free, at 1-866-471-2526, J.P. Morgan Securities LLC, collect, at 1-212-834-4533 or Morgan Stanley & Co. LLC, toll free, at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Lockheed Martin Corporation on November 16, 2015 relating to its prospectus dated July 23, 2014.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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